UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 4, 2016

GENIE ENERGY LTD.

(Exact name of registrant as specified in its charter)

Delaware	1-35327	45-2069276
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

520 Broad Street Newark, New Jersey	07102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (973) 438-3500

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On February 23, 2016, the New York Public Service Commission (PSC) issued an order enacting new regulations that sought to impose significant new restrictions on retail energy providers (REPs) operating in New York, including Genie Retail Energy, Inc. (GRE).   The PSC’s order, which was to become effective March 4, 2016, would require that all REPs’ electricity and natural gas offerings to residential and small business customers include an annual guarantee of savings compared to the price charged by the relevant incumbent utility or, for electricity offerings, provide at least 30% of the supply from renewable sources.  Customers who are not enrolled in a compliant program would be relinquished back to the local utility at the end of their contract period or, for variable price customers operating on month to month agreements, at the end of the current monthly billing cycle.

On March 4, 2016, a group of parties from the REP industry sought and won a temporary restraining order to block implementation of the PSC’s order until April 14, 2016. GRE expects that the REP industry will take additional legal action in response to the order seeking a definitive judicial review of the industry’s challenges to the PSC’s order.

The Company is evaluating the potential impact of the PSC’s order on its New York operations while preparing to operate in compliance with any new requirements.  Depending on the final language of the order and the outcome of legal appeals, as well as our final response to the order with respect to our relationships with our New York customers, the order will likely have a substantial impact upon GRE's operations in New York.  As of December 31, 2015, New York represented 53% of GRE’s total meters served and 44% of the total residential customer equivalents of GRE’s customer base.

GRE believes that fair and competitive retail energy markets with a robust diversity of pricing and service options are in the best interests of consumers, as are reasonable rules and diligent enforcement to prevent abuse by certain participants in the REP industry.  It continues to support REP industry and other groups that are pursuing these public policy objectives.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENIE ENERGY LTD.

By:	/s/ Howard S. Jonas
Name: Howard S. Jonas Title: Chief Executive Officer

 Dated: March 7, 2016

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